PRESS RELEASE
July 22, 2003

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.myirwinbank.com

                                IBT Bancorp, Inc.
     Announces Operating Results for the Second Quarter Ended June 30, 2003

Irwin, Pennsylvania, July 22, 2003: IBT Bancorp, Inc., (the "Company"), the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three and six months ended June 30, 2003. The Company's net income for the three months ended June 30, 2003 increased $313,000 to $2,456,000, or $ .82 per diluted earnings per share, from $2,143,000, or $ .72 per diluted earnings per share, for the comparable 2002 quarter. Net income for the six months ended June 30, 2003 increased $512,000 to $5,085,000 or $1.69 per diluted earnings per share, from $4,573,000 or $1.53 per diluted earnings per share. Due to the decline in interest rates, the net interest spread decreased from 3.54% to 3.16% and 3.47% to 3.41% for the three and six months ended June 30, 2003, respectively, from the comparable 2002 periods.

Total assets of the Company increased $24,420,000 to $608,455,000 at June 30, 2003 as compared to $584,035,000 at December 31, 2002. Total loans reached $384,534,000 at June 30, 2003 from $359,872,000 at December 31, 2002, an increase of $24,662,000 or 6.9%. Securities available for sale decreased to $169,630,000 at June 30, 2003 as compared to $186,718,000 at December 31, 2002.
The securities available for sale proceeds and an increase of $10.4 million in Federal funds sold are being used to fund the strong loan demand and meet future loan demands, which are being fueled by the historically low interest rates. Total deposits reached $477,722,000 at June 30, 2003 as compared to total deposits of $468,257,000 at December 31, 2002. The increase in total deposits of $9,465,000 was primarily the result of increases in non-interest bearing checking accounts due to an increase in the number of accounts and current customers maintaining higher balances.

President and CEO Charles G. Urtin stated, "We are pleased with the solid performance and record earnings of the Company. Strong growth of deposit accounts and Federal Home Loan Bank Advances have offset the continued decrease in the net interest margin and, coupled with increases in non-interest income and the Company's commitment to controlling non-interest expenses, contributed to the improved earnings."

Mr. Urtin added, "This quarter was marked by the ground-breaking at the future site of the Company's full service branch office in the Central Greensburg area. We are excited by the opportunity to serve this market and develop long-lasting relationships within the community."

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, five branch offices, a loan center, and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on AMEX under the symbol "IRW". For more information please visit www.myirwinbank.com.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)
                                            June 30,      December 31,
                                        -------------    -----------------
                                              2003            2002
                                        -------------    -----------------
Total Assets                            $     608,455    $    584,035
Securities available for sale           $     169,630    $    186,718
Total loans, net                        $     384,534    $    359,872
Total liabilities                       $     549,452    $    527,884
Interest bearing deposits               $     396,711    $    393,918
Non-interest bearing deposits           $      81,011    $     74,339
FHLB advances                           $      53,688    $     40,000
Shareholders' equity                    $      59,003    $     56,151



                                     Three Months Ended    Six Months Ended
                                                     June 30,
                                   -------------------------------------------
                                     2003       2002        2003        2002
                                   --------   --------    --------    --------
Interest Income                     $ 8,339      8,344      16,832      16,551

Interest Expense                      2,826      3,161       5,800       6,368
                                    -------   --------    --------    --------
     Net interest income              5,513      5,183      11,032      10,183

Provision for loan losses               150        250         300         500
                                    -------   --------    --------    --------

Net interest income after
   provision for loan losses          5,363      4,933      10,732       9,683

Non-interest income                   1,686      1,254       3,127       2,589

Non-interest expense                  3,744      3,264       6,990       6,114
                                    -------   --------    --------    --------

Income before income taxes            3,305      2,923       6,869       6,158
Income tax expense                      849        780       1,784       1,585
                                    -------   --------    --------    --------

Net income                          $ 2,456   $  2,143    $  5,085    $  4,573
                                    =======   ========    ========    ========

Per Share Data:

Basic earnings per share            $  0.82   $   0.72    $   1.71    $   1.53
Diluted earnings per share          $  0.82   $   0.72    $   1.69    $   1.53
Dividends per share                 $  0.35   $   0.30    $   0.70    $   0.60

Selected Ratios (annualized):
Return on Average Assets             1.63%        1.60%       1.70%       1.70%
Return on Average Equity            16.95%       16.98%      17.78%      18.19%
Net Interest Spread                  3.16%        3.54%       3.41%       3.47%
Net Interest Margin                  3.69%        4.12%       3.88%       4.03%


                                             June 30,        December 31,
                                           ------------      ------------
Additional Per Share Data:                     2003              2002
                                           ------------      ------------
Shares Outstanding                           2,977,655         2,977,655
Book Value per Share                       $     19.82       $     18.86